Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES ADDITIONAL AUTHORIZATION UNDER SHARE REPURCHASE PROGRAM, AN INCREASE IN ITS QUARTERLY CASH DIVIDEND AND VOTING RESULTS
FOR 2017 ANNUAL MEETING OF STOCKHOLDERS
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COVINGTON, LA. (May 3, 2017) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors has authorized an additional $150.0 million under its existing share repurchase program for the purchase of the Company’s common stock in the open market at prevailing market prices or in privately negotiated transactions. This amount adds to the $46.6 million remaining under our existing authorization, bringing our total authorization available to $196.6 million.

The Company also announced that the Board has declared a quarterly cash dividend of $0.37 per share, a 19% increase over the previous quarterly dividend amount of $0.31 per share. The dividend is payable on May 31, 2017 to stockholders of record on May 17, 2017. As of May 2, 2017 there were 41,351,255 shares of common stock outstanding.

At POOLCORP’s Annual Meeting of Stockholders on May 2, 2017, stockholders elected Andrew W. Code, Timothy M. Graven, Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely and David G. Whalen to serve as directors for the ensuing year. Also at the meeting, John E. Stokely was named the Non-Executive Chairman of the Board.

The voting results on the other proposals for this year’s meeting are as follows:

▪	retention of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017 has been ratified;

▪	compensation of our named executive officers as disclosed in our Proxy Statement is approved (the say-on-pay vote); and

▪	future say-on-pay votes will be held every year (the frequency vote).

In his comments at the Annual Meeting, Mr. Stokely said, “It is an exciting time to be a part of POOLCORP, and we are thankful that we continue to earn the shareholders’ trust and confidence. Over the coming year, we will remain focused on enhancing shareholder value through responsible stewardship. Additionally, I know I speak for the entire Board, in expressing appreciation to Rusty Sexton for his many years of dedicated service and his contributions, not only to the Company, but to the industry as a whole. It has been a pleasure and a privilege to work with him.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. As of March 31, 2017, POOLCORP operated 344 sales centers in North America, Europe, South America and Australia through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com